Exhibit 99.1

Fox Factory Bolsters Management To Lay The Foundation For Next Phase Of Growth

BRASELTON, Georgia – May 6, 2021 – Fox Factory Holding Corp. (Nasdaq: FOXF) (the “Company” or “FOX”) has announced the appointment of three key new leadership additions as the Company continues to lay the foundation for its next phase of growth.
“Thanks to our existing team, we have experienced tremendous growth and portfolio diversification. In order to achieve the breakthrough results we aspire to reach, we have to do things thoughtfully and with our strategic vision in mind,” commented Mike Dennison, FOX’s Chief Executive Officer. “The changes we are announcing today are part of our evolution as a company. We are investing in our future by expanding the scope of our leadership team with deliberate intention and purpose.”
President, PVG Business & Corporate Strategy
Mr. Tom L. Fletcher has been promoted to President, PVG Business & Corporate Strategy. He joined FOX in July 2020 as Senior Vice President of Strategy and Platform Development. In his expanded role, Mr. Fletcher will leverage his diverse engineering and business experience to strengthen the front end of the PVG business, which includes the go-to-market strategy, product offerings, product engineering, sales, and marketing. “In light of FOX’s growth over the past several years, and the PVG business in particular, it has become increasingly necessary for our senior executives to be empowered to focus on their core areas of expertise,” commented Mr. Dennison. “The continued success of the PVG business requires us to invest in additional resources to foster further growth. Mr. Fletcher’s promotion will benefit our current PVG operations by allowing Rich Winters, President, Powered Vehicles Group, to focus exclusively on the operational aspects of the business, including supply chain, manufacturing, manufacturing support infrastructure, and the streamlining of efforts to achieve the Company’s business strategy.”
Mr. Fletcher comes to the Company with a breadth of experience across a variety of disciplines, including business and technical executive leadership, strategy development, and operations. Prior to joining the Company, Mr. Fletcher held various leadership positions at Flex Ltd. (Nasdaq: FLEX) and was responsible for developing and deploying growth strategies and solutions for several Fortune 100 companies including Apple, Nike, HP, and RIM. As a senior executive, he has demonstrated expertise in establishing strategic initiatives leading to the creation of new markets, increased operational and financial objectives, and exceeded customer expectations. Mr. Fletcher has also led numerous high- performing teams through systems engineering processes and simulation, integration and validation for the best and fastest go-to-market strategy. Before Flex, Mr. Fletcher held a variety of technical, business, and customer advocacy leadership roles in both hardware and software companies including Lockheed Martin, Ariba, Rasna, and Freedom Motors. Mr. Fletcher has a Master of Science degree from Stanford University in Aero/Astronautics, as well as Mechanical and Aeronautical Engineering degrees from the University of California, Davis Campus.
Chief Legal Officer & Secretary
Mr. Toby D. Merchant joins the Company as its first Chief Legal Officer and Secretary. Mr. Merchant has over 16 years of experience working with public and private companies on a variety of matters ranging from corporate governance, securities matters, and company-specific issues, to leading domestic and international mergers, acquisitions, and divestitures. Prior to joining the Company, Mr. Merchant was the Chief Operating Officer and General Counsel to McKenna & Associates, LLC, a boutique advisory firm that manages its own proprietary capital. Before that, Mr. Merchant was a partner at Squire Patton Boggs (US) LLP where he was a member of the firm’s global Corporate and Financial Services practice groups from October 2006 until November 2019. Prior to Squire Patton Boggs (US) LLP, Mr. Merchant was an associate at Dinsmore & Shohl LLP in the firm’s corporate practice group. Mr. Merchant graduated with a B.S. degree from Cornell University and earned his Juris Doctor at Case Western Reserve University where he graduated cum laude.

Chief Purpose & Inclusion Officer
Additionally, the Company recently promoted Ms. Jackie B. Martin to Chief Purpose & Inclusion Officer. She joined the Company in September 2020 as Vice President, Inclusion, Diversity & Engagement. In her expanded role, Ms. Martin will be responsible for driving a global strategy around the Company’s commitment to (but not limited to) Inclusion, Diversity, & Engagement (ID&E), Environment, Social & Governance (ESG) Change Management, and Workforce Development. These efforts will be grounded in a purpose-led approach, engaging employees, customers, shareholders, and other key stakeholders in fostering a culture that makes a sustainable positive impact in the communities where we live, work, and play. Prior to joining FOX, she worked at PricewaterhouseCoopers (PwC) where she partnered with Human Capital to drive equity throughout the Southeast market talent life cycle. From there, she transitioned into a national role developing and executing firm-wide innovative solutions focused on building empathy and upskilling to collectively raise awareness, mitigate unconscious bias, and create a culture of belonging for all. Ms. Martin started her career in operations as a Quality Engineer at General Mills. She also worked at Kimberly-Clark Professional where she accelerated her career, leading strategic B2B innovation, marketing, and growth projects for major consumer brands like KLEENEX®, including earning her first U.S. patent. Following this, she led the marketing capability and functional talent acquisition efforts which opened the door to become Kimberly-Clark Professional’s first ever Diversity & Inclusion Leader, implementing a strategic culture shift which led to a significant diversification of the overall leadership pipeline. She is also a certified life and executive coach. Ms. Martin has her MBA in Marketing from Emory University’s Goizueta Business School and an undergraduate degree from the University of Michigan with dual degrees in Chemical Engineering and Biochemistry.
About Fox Factory Holding Corp. (Nasdaq: FOXF)
Fox Factory Holding Corp. designs and manufactures performance-defining ride dynamics products primarily for bicycles, on-road and off-road vehicles and trucks, side-by-side vehicles, all-terrain vehicles, snowmobiles, specialty vehicles and applications, motorcycles, and commercial trucks. The Company is a direct supplier to leading powered vehicle original equipment manufacturers (“OEMs”). Additionally, the Company supplies top bicycle OEMs and their contract manufacturers, and provides aftermarket products to retailers and distributors.
FOX is a registered trademark of Fox Factory, Inc. NASDAQ Global Select Market is a registered trademark of The NASDAQ OMX Group, Inc. All rights reserved.

Contact
Vivek Bhakuni
Director of Investor Relations and Business Development
Fox Factory, Inc.
vbhakuni@ridefox.com
Direct: 706.471.5241